EXHIBIT 99.1

NYSE: WMB

Date: Aug. 4, 2005
Williams Reports Second-Quarter 2005 Financial Results
•	E&P Segment Profit Increases More Than 100% for Quarter and 6-Months

•	Natural Gas Production Climbs 20% During First Half of Year

•	NGL Sales Volumes Increase 12% for 6-Month Period

•	Quarter Produces $488.9 Million in Net Cash From Operations

•	Business Growth Opportunities Continue to Increase
     Summary Financial Information

	2Q 2005		2Q 2004
	millions	per share	millions	per share

Income (loss) from continuing operations	$40.7	$0.07	$(18.5)	$(0.03)

Income from discontinued operations	0.6	$0.00	0.3	$0.00

Net income (loss)	$41.3	$0.07	$(18.2)	$(0.03)

Recurring income from continuing operations*	$65.9	$0.11	$53.7	$0.10

After-tax mark-to-market adjustments	33.6	$0.06	(35.7)	$(0.06)

Recurring income from continuing operations — after mark-to-market adjustment*	$99.5	$0.17	$18.0	$0.04

*	A schedule reconciling income (loss) from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available on Williams’ web site at www.williams.com and as an attachment to this press release.
     TULSA, Okla. — Williams (NYSE:WMB) today announced second-quarter 2005 unaudited net income of $41.3 million, or 7 cents per share on a diluted basis, compared with a net loss of $18.2 million, or a loss of 3 cents per share, for second-quarter 2004.
     Year-to-date through June 30, Williams reported net income of $242.4 million, or 41 cents per share on a diluted basis, compared with a loss of $8.3 million, or a loss of 2 cents per share, for the first half of 2004.
     For second-quarter 2005, the company reported income from continuing operations of $40.7 million, or 7 cents per share on a diluted basis, compared with a loss of $18.5 million, or a loss of 3 cents per share, for second-quarter 2004 on a restated basis.

     The improvement in continuing operations over last year’s quarter reflects the benefit of increased levels of natural gas production and higher net realized average prices; the continuation of favorable natural gas processing margins and higher gathering volumes; and lower interest expense and debt-retirement costs.
     Those factors were offset partially by a $47.7 million reduction in forward unrealized mark-to-market gains and $38 million in higher impairments of a petroleum pipeline equity investment.
     For the first six months of 2005, Williams reported income from continuing operations of $242.9 million, or 41 cents per share on a diluted basis, compared with a loss of $18.5 million, or a loss of 4 cents per share, on a restated basis for the same period in 2004.
CEO Perspective
     “Our businesses are producing the strong cash flows and improved profitability that we expect,” said Steve Malcolm, chairman, president and chief executive officer.
     “We are especially delighted with the rapid volume growth we’re seeing in our natural gas production business. Our total production is up 20 percent compared with the first half of last year.
     “And during the quarter, we raised our total estimated domestic reserves by 21 percent following a careful study that added 1,600 new drilling locations in the Piceance valley.
     “In E&P, we also entered the Fort Worth Basin and reduced our risk around natural gas prices by executing additional hedges. Our entry into the new basin gives Williams another long-term, value-creating growth opportunity,” Malcolm added.
     “We’re also continuing to realize strong results in our gathering and processing business, as well as solid performance in Gas Pipeline and performance as planned in Power.”
Recurring Results
     Recurring income from continuing operations — which excludes items of income or loss that the company characterizes as unrepresentative of its ongoing operations — was $65.9 million, or 11 cents per share, for the second quarter of 2005.
     In last year’s second quarter, Williams reported recurring income of $53.7 million, or 10 cents per share, on a restated basis.
     The improvement in recurring income is primarily attributable to the benefit of increased levels of natural gas production and higher net realized average prices for production sold; the continuation of favorable natural gas processing margins and higher gathering volumes; and reduced interest expense. The improvement was offset partially by lower forward unrealized mark-to-market gains.
     For the first half of this year, recurring income from continuing operations was $264.3 million, or 45 cents per share, compared with $57.7 million, or 11 cents per share, for the first six months of 2004 on a restated basis.
     Williams moved upward its expectation for 2005 recurring income from continuing operations to a range of 62 cents to 82 cents per share. In early May, the company’s guidance for this measure was 54 cents to 80 cents per share.

     The increase in guidance principally resulted from a forecast of improved results in Midstream and Exploration & Production, along with increased mark-to-market gains in Power for the first half of the year.
     A reconciliation of the company’s income from continuing operations — a generally accepted accounting principles measure — to its recurring results accompanies this news release.
Recurring Results Adjusted for Effect of Mark-to-Market Accounting
     To provide an added level of disclosure and transparency, Williams continues to provide an analysis of recurring earnings adjusted for all mark-to-market effects. Williams introduced this measure last year when it reported third-quarter results.
     Recurring income from continuing operations — after adjusting for the mark-to-market impact to reflect income as though mark-to-market accounting had never been applied to Power’s designated hedges and other derivatives — was $99.5 million, or 17 cents per share, for the second quarter of 2005. In last year’s second quarter, the adjusted recurring income was $18 million, or 4 cents per share.
     The improvement is primarily the result of increased natural gas production volumes; higher net realized average prices; favorable natural gas liquids processing margins and volumes; and lower interest expense.
     For the first six months of the year, recurring income from continuing operations — after adjusting for the mark-to-market impact to reflect income as though mark-to-market accounting had never been applied to Power’s designated hedges and other derivatives — was $232 million, or 39 cents per share, compared with $90 million, or 17 cents per share, for the first six months of 2004.
     Williams has updated its expectation for 2005 recurring income from continuing operations — on a basis adjusted for the impact of mark-to-market accounting. On that basis, the company now expects 70 cents to 90 cents per share. The company’s prior guidance for that measure, issued early in May, was 65 cents to 90 cents per share.
     A reconciliation of the company’s income from continuing operations on a recurring basis to its recurring results that have been adjusted for the effect of mark-to-market accounting accompanies this news release.
Business Segment Performance
     Williams’ primary businesses — Exploration & Production, Midstream Gas & Liquids, Gas Pipeline and Power — reported combined segment profit of $316.9 million in the second quarter of 2005.
     In the second quarter a year ago, these businesses reported combined segment profit of $318.4 million on a restated basis.
     For the first half of 2005, the four major businesses reported combined segment profit of $830.7 million compared with $595.4 million for the same period last year on a restated basis.
     The improvement in segment profit for the first half of 2005 is attributable primarily to increased natural gas production volumes and higher net realized average prices; favorable natural gas liquids margins and increased sales volumes; higher natural gas gathering volumes; and higher forward unrealized mark-to-market gains.

     Williams continues to expect $1.3 billion to $1.585 billion in consolidated segment profit for 2005, as reported at the end of the first quarter. This guidance includes results for the Other segment, which includes certain equity investments.
     On a basis adjusted for the effect of mark-to-market accounting, the company continues to expect $1.375 billion to $1.660 billion in segment profit, as reported at the end of the first quarter. This guidance includes results for the Other segment, as noted above.
Exploration & Production: Volumes Up 20 Percent for First Half of Year
     Exploration & Production, which includes natural gas production and development in the U.S. Rocky Mountains, San Juan Basin and Midcontinent, and oil and gas development in South America, reported second-quarter 2005 segment profit of $118.3 million.
     In the second quarter a year ago, the business reported segment profit of $43.3 million. The improvement reflects the benefit of significant increases in both production volumes and net realized average prices for production sold.
     For the first six months of 2005, Exploration & Production reported segment profit of $222.0 million compared with $94.8 million for the same period last year. The increase is primarily a result of the same factors listed above.
     Through June 30, average daily production from domestic and international interests was approximately 633 million cubic feet of gas equivalent (MMcfe), compared with 528 MMcfe in the first half of 2004 — an increase of approximately 20 percent.
     Average daily production solely from domestic volumes for the second quarter of 2005 was 604 MMcfe. That was 18 percent higher than domestic volumes of 511 MMcfe from the same quarter a year ago. Increased production primarily reflects higher volumes in the Piceance and San Juan basins.
     Year-over-year, the business has benefited this year from higher domestic production prices. Last year’s sales prices were affected by lower contracted hedged prices on a greater share of production volumes. During the second quarter of 2005, Williams realized net domestic average prices of $4.16 per thousand cubic feet equivalent (Mcfe) compared with $3.09 per Mcfe in the second quarter a year ago — an increase of approximately 35 percent.
     Earlier today, Williams announced that the company has raised its estimate of total proved, probable and possible domestic reserves from 7 trillion cubic feet equivalent (Tcfe) to an estimated 8.5 Tcfe — an increase of 21 percent.
     The reserves addition was made following an internal review of potential well sites in the Piceance Basin of western Colorado. Williams now projects 4,600 drilling locations in the Piceance — an increase of approximately 50 percent compared with previous estimates of 3,000 locations. The 4,600 drilling locations are for operations solely in the valley area of the Piceance. The new estimate does not include potential locations from other company projects in the Piceance Basin such as Trail Ridge, Ryan Gulch and Red Point.

     As previously announced, Williams continues to expect to drill approximately 300 wells in the Piceance Basin this year; up to 450 wells in the Piceance in 2006; and up to 500 wells in the Piceance in 2007.
     Williams also executed natural gas price hedges in the form of collars in the second quarter for certain amounts of its production in the Rockies and San Juan basins for periods through 2007. Collars use derivative instruments to set a floor for a minimum price and a ceiling that sets a maximum price to be received by Williams for hedged volumes. Pricing and volume details for the hedge collars are listed in the second-quarter investor presentation.
     On May 11, Williams acquired properties in the Barnett Shale play in the Fort Worth Basin of north Texas from an undisclosed seller. The area is consistent with Williams’ experience in tight sands, shale and coalbed methane developments.
     The properties include interests in approximately 13,000 net acres of leasehold, subject to final closing adjustments, located primarily in Denton, Johnson and Parker counties. Williams’ engineers estimate proved reserves of 17 billion cubic feet equivalent (Bcfe) and additional probable and possible reserves of 40 to 50 Bcfe. Williams expects to grow daily net production from the Barnett Shale to more than 20 million cubic feet equivalent during the next two years.
     As a result of development costs related to the newly acquired properties in the Barnett Shale, Williams plans to increase its capital spending in E&P by a total of approximately $80 million to $90 million during the next two to three years, including $35 million in 2005.
     For the full year, including acquisition and development costs, Williams now plans to spend between $605 million to $680 million in its Exploration & Production business, compared with previous guidance of $530 million to $605 million.
     Williams has increased its expectation for segment profit from Exploration & Production in 2005. The company now expects $410 million to $485 million in segment profit, which includes $8 million of non-recurring income. That expectation is up from its previous guidance of $400 million to $475 million for that measure. The increase is the result of the Fort Worth Basin entry and the floor price of new hedge collars which are above the company’s assumed unhedged prices.
Midstream Gas & Liquids: Continues to See Strong Margins and Sales Volumes
     Midstream, which provides gathering, processing, natural gas liquids fractionation and storage services, reported second-quarter 2005 segment profit of $109.1 million.
     In the second quarter a year ago, the business reported segment profit of $98.5 million on a restated basis.
     The quarterly improvement primarily reflects a $16 million increase in natural gas liquids production margins in the West and the Gulf Coast and a $9 million increase in gathering revenues and processing fees. These factors were offset partially by lower revenue associated with the Devils Tower facilities following a correction in revenue-recognition methodology in third-quarter 2004. The correction resulted in the deferral of $16.5 million of revenues recognized in second- quarter 2004. The change had no impact on cash flows.

     For the first six months of 2005, Midstream reported segment profit of $237.7 million compared with a restated $208.6 million for the same period last year.
     Williams has benefited from favorable natural gas liquids (NGL) margins in both periods, particularly in its western U.S. natural gas processing operations in areas such as Opal and Wamsutter in Wyoming. The current year has further benefited from increased gas gathering and NGL sales volumes, partially offset by lower deepwater asset revenues.
     Through June 30, Midstream has sold 737.0 million gallons of NGL equity volumes, an increase of approximately 12 percent compared with equity sales of 655.4 million gallons for the first half of 2004. These gallons are retained by Williams as payment-in-kind under the terms of certain processing contracts and then marketed for sale.
     Gathering and processing volumes increased modestly year-over-year. Gathering volumes were 639.1 trillion British thermal units (TBtu) in the first half of 2005 compared with 615.5 TBtu in the 2004 period — an increase of approximately 4 percent. Processing volumes in the first half of 2005 were 365.5 TBtu compared with 360.3 TBtu in the first six months of 2004.
     Williams has moved upward its expectation for segment profit in 2005 from Midstream. The company now expects $400 million to $470 million in segment profit from this business, up from its previous expectation of $370 million to $450 million. The increase is principally the result of stronger net liquids margins and higher volumes than previously expected.
Gas Pipeline: Pursuing Expansions in Northeast and Mid-Atlantic Growth Markets
     Gas Pipeline, which primarily delivers natural gas to markets along the Eastern Seaboard, in Florida and in the Northwest, reported second-quarter 2005 segment profit of $164.5 million.
     In the second quarter a year ago, the business reported segment profit of $132.8 million on a restated basis.
     The increase in second-quarter 2005 segment profit compared with a year ago is primarily attributable to the benefit of a $17.1 million reduction to pension expense associated with actuarial corrections to 2003-2004 pension obligations, $5 million in liability reductions associated with prior periods, and the absence of a $9 million write-off of capitalized costs in 2004.
     For the first six months of 2005, Gas Pipeline reported segment profit of $331.9 million compared with a restated $280.2 million for the same period last year. The increase for the six-month period in 2005 is primarily the result of the benefit of the second-quarter pension expense correction; approximately $18 million in liability reductions associated with prior periods; $11 million in higher equity earnings from Gulfstream Natural Gas System, L.L.C., a joint venture in which Williams owns a 50 percent interest; and the absence of a $9 million write-off of capitalized costs in 2004.
     Gulfstream is benefiting from several recently executed transportation agreements for a total of 400,000 dekatherms per day, serving customers in central Florida. In June, Gulfstream commenced incremental transportation service on its 110-mile Phase II expansion. Approximately two-thirds of Gulfstream’s 1.1 billion dekatherms of total capacity is now contracted on a firm basis.
     Subsequent to the close of the second quarter, Williams’ Transco pipeline began constructing an expansion to add 105,000 dekatherms of new firm service in central New Jersey and initiated an open season for up to 150,000 dekatherms per day of incremental firm transportation service to the greater Washington, D.C., area. The central New Jersey project is expected to be placed into service in November. The new service to D.C. is anticipated to be available in November 2007, subject to Federal Energy Regulatory Commission approval.
     Transco also continues to proceed with permitting its Leidy-to-Long Island expansion project to transport 100,000 dekatherms of natural gas per day. This project is expected to be placed into service in November 2007.
     Williams has increased its expectation for 2005 segment profit from Gas Pipeline. The company now expects $590 million to $615 million in segment profit from this business, which includes $35 million of non-recurring, prior-period items. The company’s previous expectation for this measure was $555 million to $585 million. The increase is largely due to non-recurring items recorded in the first half of the year.
Power: Continues Cash-Flow Positive Year-to-Date
     Power manages an approximate 7,000-megawatt power portfolio and provides services that support Williams’ natural gas businesses.
     Power Recurring Segment Profit Adjusted for Mark-to-Market Impact

	2Q '05	2Q '04
	(millions)	(millions)

Segment profit (loss)	$(75.0)	$43.8

Non-recurring adjustments	13.1	—

Recurring segment profit (loss)	(61.9)	43.8

Mark-to-market adjustments — net	54.8	(58.5)

Recurring segment profit after mark-to-market adjustments	$(7.1)	$(14.7)

     Power reported a second-quarter 2005 segment loss of $75.0 million, down from a segment profit for the same quarter a year ago of $43.8 million on a restated basis. The change is primarily the result of $47.7 million in lower forward unrealized mark-to-market gains; the absence of $34 million in income from the interest-rate portfolio in the 2004 period; and a $13.1 million accrual for litigation contingencies in the 2005 period.
     Power reported a recurring segment loss on a basis adjusted for the effect of mark-to-market accounting of $7.1 million in second-quarter 2005, compared with a loss of $14.7 million a year ago. The year-over-year improvement primarily reflects improvements in the power and natural gas portfolio, offset by the absence of gains from the interest-rate portfolio, which was liquidated in fourth-quarter 2004.
     In the second quarter of 2005, Power generated approximately $37 million in cash flow from operations, largely the result of changes in working capital.

     For the first six months of 2005, Power reported a segment profit of $39.1 million compared with segment profit of $11.8 million for the first half of 2004 on a restated basis. That change is primarily the result of $149.7 million higher forward unrealized mark-to-market gains this year, which was partially offset by the absence of a legacy natural gas portfolio that liquidated in the first quarter last year.
     The 2005 period includes forward unrealized mark-to-market gains of $243.2 million, compared with forward unrealized mark-to-market gains of $93.5 million in the first half of 2004.
     For the first six months of 2005, Power reported a recurring segment profit on a basis adjusted for the effect of mark-to-market accounting of $11 million, compared with $65 million for the first half of 2004. The year-over-year decline is primarily due to the absence of a legacy natural gas portfolio that liquidated in the first quarter 2004.
     For the first six months of 2005, Power generated approximately $85 million in cash flow from operations.
     For 2005, Williams continues to expect a segment profit range of a $50 million loss to a $50 million profit from Power on a basis that excludes future mark-to-market changes.
     Also unchanged is the company’s expectation that Power will generate $50 million to $150 million in 2005 cash flow from operations on a basis that excludes future changes in working capital used in commodity risk management activity on behalf of all Williams commodity businesses.
     On a basis adjusted for the effect of mark-to-market accounting, Williams continues to expect Power to generate 2005 recurring earnings of $50 million to $150 million.
Cash and Debt: $488.9 Million Net Cash From Operations in Quarter
     Net cash provided by operating activities for the second quarter of 2005 was $488.9 million. Through June 30, net cash provided by operating activities was $793.3 million, compared with $615.1 million in the first half of 2004.
     While the company reports that underlying operating cash flows continue to improve, it has lowered its expectation for 2005 cash flow from operating activities by $150 million to reflect the effect of a preliminary income tax settlement of $180 million to $200 million, and a forecasting reclassification of $88 million related to the Grays Harbor contract termination from operating to investing activities. The company now expects cash flow of $1.15 billion to $1.45 billion for the year, compared with $1.3 billion to $1.6 billion as projected at the end of the first quarter.
     At the end of the second quarter, Williams had total liquidity of approximately $2.15 billion. This consists of unrestricted cash and cash equivalents of approximately $1.3 billion; other liquid investments of $94.7 million; and $761 million in unused and available revolving credit facilities.
     Williams has reduced its debt by approximately $221 million in 2005 through scheduled maturities. At June 30, 2005, Williams’ total outstanding debt was approximately $7.74 billion.

     Year-to-date, Williams has realized a year-over-year decrease in net interest expense of approximately $134 million as a result of debt reductions.
Partnership IPO Expected in Third Quarter
     Subsequent to the close of the first quarter, Williams Partners L.P. filed a Form S-1 registration with the Securities and Exchange Commission relating to a proposed underwritten initial public offering for limited partnership interests in this wholly owned Williams entity.
     Williams Partners L.P. will own a 40 percent interest in the Discovery natural gas gathering, transportation, processing and NGL fractionation system that runs from the deepwater Gulf of Mexico to a location near Paradis, La.; the Carbonate Trend sour-gas gathering pipeline off the coast of Alabama; three integrated NGL storage facilities near Conway, Kan.; and a 50 percent interest in an NGL fractionator near Conway.
     The registration statement for Williams Partners L.P. has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
     This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities law in any such state.
Today’s Analyst Call
     Williams’ management will discuss the company’s second-quarter 2005 financial results and outlook during an analyst presentation to be webcast live beginning at 10 a.m. Eastern today.
     Participants are encouraged to access the presentation and corresponding slides via www.williams.com. A limited number of phone lines also will be available at (800) 946-0713. International callers should dial (719) 457-2642. Callers should dial in at least 10 minutes prior to the start of the discussion. Replays will be available at www.williams.com.
Form 10-Q
     The company is filing its Form 10-Q today with the Securities and Exchange Commission. The document will be available on both the SEC and Williams websites.
About Williams (NYSE:WMB)
     Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan Williams (media relations) (918) 573-6932 Richard George Williams (investor relations) (918) 573-3679 Karl Meyer Williams (investor relations) (918) 573-4395
# # #
Williams’ reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: changes in general economic conditions and changes in the industries in which Williams conducts business; changes in federal or state laws and regulations to which Williams is subject, including tax, environmental and employment laws and regulations; the cost and outcomes of legal and administrative claims proceedings, investigations, or inquiries; the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions; the level of creditworthiness of counterparties to our transactions; the amount of collateral required to be posted from time to time in our transactions; the effect of changes in accounting policies; the ability to control costs; the ability of each business unit to successfully implement key systems, such as order entry systems and service delivery systems; the impact of future federal and state regulations of business activities, including allowed rates of return, the pace of deregulation in retail natural gas and electricity markets, and the resolution of other regulatory matters; changes in environmental and other laws and regulations to which Williams and its subsidiaries are subject or other external factors over which we have no control; changes in foreign economies, currencies, laws and regulations, and political climates, especially in Canada, Argentina, Brazil, and Venezuela, where Williams has direct investments; the timing and extent of changes in commodity prices, interest rates, and foreign currency exchange rates; the weather and other natural phenomena; the ability of Williams to develop or access expanded markets and product offerings as well as their ability to maintain existing markets; the ability of Williams and its subsidiaries to obtain governmental and regulatory approval of various expansion projects; future utilization of pipeline capacity, which can depend on energy prices, competition from other pipelines and alternative fuels, the general level of natural gas and petroleum product demand, decisions by customers not to renew expiring natural gas transportation contracts; the accuracy of estimated hydrocarbon reserves and seismic data; and global and domestic economic repercussions from terrorist activities and the government’s response to such terrorist activities. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time that we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
In regard to the company’s reserves in Exploration & Production, the SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We have used certain terms in this news release, such as “probable” reserves and “possible” reserves and “new opportunities potential” reserves that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. The SEC defines proved reserves as estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the assumed economic conditions. Probable and possible reserves are estimates of potential reserves that are made using accepted geological and engineering analytical techniques, but which are estimated with reduced levels of certainty than for proved reserves. Possible reserve estimates are less certain than those for probable reserves. New opportunities potential is an estimate of reserves for new areas for which we do not have sufficient information to date to raise the reserves to either the probable category or the possible category. New opportunities potential estimates are even less certain that those for possible reserves. Reference to “total resource portfolio” include proved, probable and possible reserves as well as new opportunities potential. Investors are urged to closely consider the disclosures and risk factors in our Forms 10-K and 10-Q, available from our offices or from our website at www.williams.com.

Reconciliation of Income (Loss) from Continuing Operations to Recurring Earnings
(UNAUDITED)

	2004					2005
(Dollars in millions, except for per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Income (loss) from continuing operations available to common stockholders	$0.0	$(18.5)	$16.2	$95.5	$93.2	$202.2	$40.7	$242.9

Income (loss) from continuing operations — diluted earnings per share	$—	$(0.03)	$0.03	$0.17	$0.17	$0.34	$0.07	$0.41

Nonrecurring items:
Power
Accrual for a regulatory settlement (1)	—	—	—	—	—	4.6	—	4.6
Accrual for litigation contingencies (1)	—	—	—	—	—	—	13.1	13.1
Prior period correction	—	—	—	—	—	6.8	—	6.8

Total Power nonrecurring items	—	—	—	—	—	11.4	13.1	24.5

Gas Pipeline
Prior period liability corrections — TGPL	—	—	—	—	—	(13.1)	(4.6)	(17.7)
Prior period pension adjustment — TGPL	—	—	—	—	—	—	(17.1)	(17.1)
Write-off of previously-capitalized costs — idled segment of Northwest’s pipeline	—	9.0	—	—	9.0	—	—	—

Total Gas Pipeline nonrecurring items	—	9.0	—	—	9.0	(13.1)	(21.7)	(34.8)

Exploration & Production
Gain on sale of E&P properties	—	—	—	—	—	(7.9)	—	(7.9)
Loss provision related to an ownership dispute	—	11.3	—	4.1	15.4	0.3	—	0.3

Total Exploration & Production nonrecurring items	—	11.3	—	4.1	15.4	(7.6)	—	(7.6)

Midstream Gas & Liquids
La Maquina depreciable life adjustment	—	—	6.4	1.2	7.6	—	—	—
Gain on sale of Louisiana Olefins assets	—	—	—	(9.5)	(9.5)	—	—	—
Gulf Liquids arbitration award (Winterthur)	—	—	—	(93.6)	(93.6)	—	—	—
Impairment of Discovery	—	—	—	16.9	16.9	—	—	—
Devil’s Tower revenue correction	—	(16.5)	16.5		—	—	—	—

Total Midstream Gas & Liquids nonrecurring items	—	(16.5)	22.9	(85.0)	(78.6)	—	—	—

Other
Impairment of Longhorn	—	10.8	—	—	10.8	—	49.1	49.1
Write-off of capitalized project development costs	—	—	—	—	—	—	4.0	4.0
Augusta environmental reserve	—	—	—	11.8	11.8	—	—	—
Longhorn recapitalization fee	6.5	—	—	—	6.5	—	—	—

Total Other nonrecurring items	6.5	10.8	—	11.8	29.1	—	53.1	53.1

Nonrecurring items included in segment profit (loss)	6.5	14.6	22.9	(69.1)	(25.1)	(9.3)	44.5	35.2

Nonrecurring items below segment profit (loss)
Impairment of cost-based investments (Investing income (loss) — Various)	—	—	15.7	2.3	18.0	—	—	—
Write-off of capitalized debt expense (Interest accrued — Corporate)	—	3.8	—	—	3.8	—	—	—
Premiums, fees and expenses related to the debt repurchase and debt tender offer (Other income (expense) — net — Corporate and Exploration & Production)	—	96.7	155.1	29.7	281.5	—	—	# -
Gulf Liquids arbitration award (Winterthur) — interest income — (Investing income / loss) — Midstream)	—	—	—	(9.6)	(9.6)	—	—	—
Gain on sale of remaining interests in Seminole Pipeline and MAPL (Investing income / loss — Midstream)	—	—	—	—	—	—	(8.6)	(8.6)
Loss provision related to an ownership dispute — interest component (Interest accrued — Exploration & Production)	—	1.9	—	2.1	4.0	2.7	—	2.7

	—	102.4	170.8	24.5	297.7	2.7	(8.6)	(5.9)

Total nonrecurring items	6.5	117.0	193.7	(44.6)	272.6	(6.6)	35.9	29.3
Tax effect for above items (1)	2.5	44.8	74.1	(17.1)	104.3	(2.8)	10.7	7.9

Recurring income from continuing operations available to common stockholders	$4.0	$53.7	$135.8	$68.0	$261.5	$198.4	$65.9	$264.3

Recurring diluted earnings per common share	$0.01	$0.10	$0.26	$0.12	$0.49	$0.33	$0.11	$0.45

Weighted-average shares — diluted (thousands)	519,485	521,698	529,525	586,497	535,611	599,422	578,902	602,956

(1)No tax effect on $.6 million of the accrual for a regulatory settlement in 1st quarter 2005 and $8 million of the accrual for litigation contingencies in 2nd quarter 2005.
Note: The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

Adjustment to remove MTM impact
Dollars in millions except for per share amounts

	2005					2004
	1Q	2Q	3Q	4Q	Year	1Q	2Q	3Q	4Q	Year

Recurring income from cont. ops available to common shareholders	$198	$66			$264	$4	$54	$136	$68	$261
Recurring diluted earnings per common share	$0.33	$0.10			$0.44	$0.01	$0.10	$0.26	$0.12	$0.49

Mark-to-Market (MTM) adjustments:
Reverse forward unrealized MTM gains/losses	(221)	(22)			(243)	(24)	(70)	(187)	(23)	(304)
Add realized gains/losses from MTM previously recognized	113	77			190	136	11	45	(6)	186

Total MTM adjustments	(108)	55			(53)	112	(59)	(142)	(29)	(118)

Tax effect of total MTM adjustments (at 39%)	(42)	21			(21)	44	(23)	(55)	(11)	(46)

After tax MTM adjustments	(66)	34			(32)	68	(36)	(87)	(17)	(72)

Recurring income from cont. ops available to common shareholders after MTM adjust.	$132	$100			$232	$72	$18	$49	$51	$189
Recurring diluted earnings per share after MTM adj.	$0.22	$0.17			$0.39	$0.14	$0.04	$0.09	$0.09	$0.35

weighted average shares — diluted (thousands)	599,422	578,902			602,956	519,485	521,698	529,525	586,497	535,611
Adjustments have been made to reverse estimated forward unrealized MTM gains/losses and add estimated realized gains/losses from MTM previously recognized, i.e. assumes MTM accounting had never been applied to designated hedges and other derivatives.